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                                                                    EXHIBIT 99.1

(BALDWIN(R) LOGO)
Baldwin Technology Company, Inc.                             Contact Information
2 Trap Falls Rd.                                             Vijay C. Tharani
Shelton, CT 06484                                            (203) 402-1002

                           BALDWIN TO ACQUIRE OXY-DRY

SHELTON, CT, OCTOBER 4, 2006 -- Baldwin Technology Company, Inc. (AMEX: BLD) a global leader in accessories and controls technology for the printing industry, announced today that it has signed a definitive agreement to acquire Oxy-Dry Corporation. The acquisition is expected to close within 30 days subject to customary closing conditions.

Oxy-Dry Corporation, a privately held company with annual sales of approximately $38,000,000, produces accessories and controls for the printing industry. The company has a worldwide customer base with products installed in the sheetfed, commercial web, packaging and newspaper markets. Oxy-Dry's primary manufacturing operations are concentrated in Itasca, Illinois and Egelsbach, Germany.

Baldwin Chairman and CEO Gerald A. Nathe said, "The acquisition of Oxy-Dry is an important step in the continuing process of building Baldwin's presence in its core market segment of accessories and controls. Oxy-Dry is a well-known and well-respected name in the industry, particularly with its brush blanket cleaning technology. We are pleased to have Oxy-Dry become a part of Baldwin Technology."

Ed McLouglin, Oxy-Dry's Chairman, President and CEO, added, "Oxy-Dry has been serving the print industry for over 65 years and has a well-earned reputation for excellence with its global customer base. I am pleased to have Baldwin acquire Oxy-Dry because the fit is excellent and Baldwin and Oxy-Dry have similar commitments to customer service, product innovation and the printing industry."

Karl Puehringer, President and COO of Baldwin, also noted, "The acquisition of Oxy-Dry by Baldwin represents a great opportunity to combine Oxy-Dry's technology with Baldwin's and to utilize our Asian presence to expand the distribution of Oxy-Dry products. Oxy-Dry's brush technology further strengthens Baldwin's position as a full solution provider for cleaning applications in the offset printing market, particularly in the newspaper and commercial web marketplace. We will be able to better serve our combined customer base with this broader range of Baldwin and Oxy-Dry products."

ABOUT BALDWIN

Baldwin Technology Company, Inc. is a leading international supplier of offset printing press accessories and controls for the newspaper publishing and commercial printing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Ct., the company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe.


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Baldwin's technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. For more information, visit http://www.baldwintech.com.

Investors may contact Baldwin Chief Financial Officer Vijay Tharani at (203) 402-1002 or Frank Hawkins or Julie Marshall at (305) 451-1888 or e-mail info@hawkassociates.com. For an online investment kit, visit http://www.hawkassociates.com. An investment profile about Baldwin Technology may be found at http://www.hawkassociates.com/bldprofile.aspx.

Cautionary Statement: This release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Item 1A "Risk Factors" and Exhibit 99 to the company's Form 10-K Report for the fiscal year ended June 30, 2006.


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